                                                               EXHIBIT (D)(VIII)

                        RIDER TO SMALL COMPANY PORTFOLIO
                     OF THE ENTERPRISE GROUP OF FUNDS, INC.
                          PORTFOLIO MANAGER'S AGREEMENT
                               DATED JULY 1, 1996

         THIS RIDER, made the first day of May 1997, is among The Enterprise Group of Funds, Inc. (the "Fund"), Enterprise Capital Management, Inc., and GAMCO Investors, Inc.

         The Agreement is hereby modified by deleting all references to the Small Company Portfolio and replacing all references with Small Company Value Portfolio.

         Whenever there is any conflict between this Rider and the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

         IN WITNESS WHEREOF, the parties hereof have caused this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.

                           THE ENTERPRISE GROUP OF FUNDS, INC.

                           By: /s/ CATHERINE R. MCCLELLAN
                             ----------------------------------

                           ENTERPRISE CAPITAL MANAGEMENT, INC.

                           By: /s/ CATHERINE R. MCCLELLAN
                             ----------------------------------

                           GAMCO INVESTORS, INC.

                           By: /s/ D. R. JAMIESON
                             ----------------------------------

                             SMALL COMPANY PORTFOLIO
                                       OF
                       THE ENTERPRISE GROUP OF FUNDS, INC

                          PORTFOLIO MANAGER'S AGREEMENT

         THIS AGREEMENT, made the first day of July, 1996 is among The Enterprise Group of Funds, Inc (the "Fund"), a Maryland corporation, Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and GAMCO Investors, Inc., a Now Yolk corporation, (hereinafter referred to as the "Portfolio Manager").

BACKGROUND INFORMATION

         (A) The Adviser has entered into an investment Adviser's Agreement dated as of May 1, 1993 with the Fund, a copy of which agreement is attached hereto as Exhibit A (the "Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the Portfolios of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Portfolio Managers to the Portfolio of the Fund.

         (B) The parties hereto wish to enter into an agreement whereby the Portfolio Manager will provide to the Small Company Portfolio of the Fund (the "Portfolio") securities investment advisory services for that Portfolio.

WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Fund, Adviser and the Portfolio Manager agree as follows:

                  (1) The Fund and Adviser hereby employs the Portfolio Manager to render certain investment advisory services to the Portfolio, as set forth herein. The Portfolio Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

                  (2) The Portfolio Manager shall furnish the Portfolio advice with respect to the investment and reinvestment of the assets of the Portfolio, or such portion of the assets of the Portfolio as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations of the Portfolio as set forth in the Fund's most recent Registration Statement.

                  (3) The Portfolio Manager shall perform a monthly reconciliation of the Portfolio to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holding or valuation to the attention of the Adviser.

                  (4) The Portfolio Manager shall for all purposes herein be deemed to be an independent contractor. The Portfolio Manager has no authority to act for or represent the Fund or the

Portfolio in any way except to direct securities transactions pursuant to its investment advice hereunder. The Portfolio Manager is not an agent of the Fund or the Portfolio.

         (5) It is understood that the Portfolio Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the Portfolio.

         (6) (a) The Adviser agrees to pay the Portfolio Manager for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of the Agreement, on the twentieth (20th) day after the close of each calendar month, a sum equal to 0.033 of I% of the average of the daily closing net asset value of the Portfolio managed by the Portfolio Manager during such month (that is, .40 of I% per year) for the first S 1,000,000,000 of assets under management and a sum equal to 0,025 of I% of the average of the daily closing net asset value of the Portfolio during such month (that is, 0.30 of 1% per year) for assets in excess of $ 1,000,000,000 under management.

         (6) (b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

         (6) (c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolio shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Portfolio' shares.

         (7) The services of the Portfolio Manager hereunder are not to be deemed to be exclusive, and the Portfolio Manager is free to tender services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Portfolio Manager of its responsibilities hereunder, it is agreed that the Portfolio Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder.

         (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder. The Portfolio Manager shall not be liable to the fund, the Portfolio or the Adviser or to any shareholder or shareholders of the Fund, tile Portfolio or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Portfolio Manager hereunder.

         (9) The Portfolio Manager will take necessary steps to prevent the investment professionals of the Portfolio Manager who ate responsible for investing assets of the Portfolio from taking, at any time, a short position in any shares of any holdings of any Portfolio of the Fund for any accounts in which such individuals have a beneficial interest, excluding short positions, including without limitation, short against-the-box positions, effected for tax reasons. The Portfolio Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to Fund Portfolio transactions insofar as such transactions may relate to the Portfolio Manager.

         (10) In connection with the management of the investment and reinvestment of the assets of the Portfolio, the Portfolio Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of portfolio securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Portfolio and its shareholders, the Portfolio Manager shall have the right, subject to the approval of the

Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Portfolio, the Adviser, or the Portfolio Manager and, subject to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of Portfolio of the Fund.

         (11) The Fund may terminate this Agreement by sixty days written notice to the Adviser and the Portfolio Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by sixty days written notice to the Portfolio Manager and the Portfolio Manager may terminate this Agreement by sixty days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15 (a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

         (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until June 30, 1998 and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those directors who are not parties to this Agreement of interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund, and (2) is specifically approved at least annually by the vote of a majority of directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         (13) The Adviser shall indemnify and hold harmless the Portfolio Manager, its officers and directors and each person, if any, who controls the Portfolio Manager within the mowing of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Portfolio Manager's Agreement relates. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Portfolio Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Portfolio Manager or such controlling persons.

   The Portfolio Manager shall indemnify and hold harmless the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Portfolio Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Portfolio Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Portfolio Manager, the Portfolio Manager shall have the rights and duties given to the Adviser, and tile Adviser and each person so indemnified shall have the rights and duties given to the Portfolio Manager by the provisions of subsection (i) and (ii) of this section.

         (14) Except as otherwise provided in paragraph 13 hereof and as may be required under applicable federal law, this Portfolio Manager's Agreement shall be governed by the laws of the State of Georgia.

         (15) The Portfolio Manager agrees to notify the parties within a reasonable period of time regarding a material change in the membership of the Portfolio Manager.

         (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunder duly affixed and attested, as of the date first above written.

                                             ENTERPRISE CAPITAL
                                             MANAGEMENT, INC.
(SEAL)
                                             By: /s/ VICTOR UGOLYN
                                               ------------------------------
                                             Victor Ugolyn
ATTEST:  /s/ CATHERINE R. MCCLELLAN          Chairman, President and CEO
        ----------------------------

                                             GAMCO INVESTORS, INC.

(SEAL)
                                             By: /s/ D. R. JAMIESON
                                               ------------------------------
                                             Douglas R. Jamieson
ATTEST: /s/ J. E. MCKEE                      Executive Vice President and COO
        ----------------------------

                                             THE ENTERPRISE GROUP OF
                                             FUNDS, INC.

(SEAL)                                       By: /s/ VICTOR UGOLYN
                                                -----------------------------
                                             Victor Ugolyn
                                             Chairman, President and CEO
ATTEST: /s/ CATHERINE R. MCCLELLAN
       -----------------------------
                 Secretary